Press Release Exhibit 99.1

Acuity Brands Appoints Neil M. Ashe as Next President
and Chief Executive Officer
Atlanta, Jan. 08, 2020 (GLOBE NEWSWIRE) -- Acuity Brands, Inc. (NYSE: AYI) (the “Company”) announced today that Neil M. Ashe will become its next President and Chief Executive Officer (“CEO”) effective January 31, 2020.  Additionally, the Board of Directors (“Board”) appointed Mr. Ashe as a member of the Board effective January 31, 2020.  Mr. Ashe, 52, will take over the CEO position from Vernon J. Nagel, who will remain with the Company in the newly created role of Executive Chairman.  Mr. Ashe will also become the President of Acuity Brands replacing Richard K. Reece, who will become Executive Vice President of the Company and President of Acuity Brands Lighting, the primary operating subsidiary of the Company.  The appointment of Mr. Ashe as President and CEO of Acuity Brands culminates an orderly succession plan for certain senior leadership positions which began almost a year ago.
Mr. Nagel commented, “On behalf of the Board, we are extremely excited to have attracted a leader with the skill and experience of Neil to lead our great company in the next chapter of its evolution.  While our succession plan anticipated me as CEO for a longer period, we accelerated our timetable to attract Neil as our next leader.  His background and success in leading technology-oriented organizations is an ideal fit for Acuity Brands as we continue our journey to be an industrial technology leader.  We have a tremendous company with great associates and market-leading solutions with a very strong financial profile that will provide Neil and the team the ability to create strategies that I believe will meaningfully enhance value for our key stakeholders.  Neil brings a strong and successful entrepreneurial background to Acuity, including President & CEO of Global eCommerce & Technology at Walmart, Inc., President of CBS Interactive and CEO of CNET Networks, Inc.  In each of these roles Neil and his teams created significant shareholder value.”
Mr. Ashe commented, “I’m honored to be the next CEO of Acuity Brands and I’m pleased to partner with and succeed Vern.  I’ve had the pleasure of leading transformations at some of the most important internet, media and commerce companies.  What they all have in common is a commitment to customers, an ability and willingness to innovate and change, and a dynamic and talented group of associates who are passionate about building great businesses.
Ashe continued, “Acuity Brands is a company with a strong strategic, operating and financial foundation.  I’m excited to partner with the talented associates of Acuity to take the Company forward and to build an even more exciting and dynamic company on this foundation.”
Mr. Nagel concluded, “It has been a privilege and an honor for me to lead the great associates of Acuity Brands for the last 15 years.  We successfully navigated one of the greatest technology transformations faced by any industry with the advent of digital lighting, and over that time period more than doubled our sales, tripled our operating margins, became the clear industry leader, and saw an eight-fold increase in

Press Release Exhibit 99.1

shareholder value.  Today our platform is strong, and we see exciting new opportunities in the years to come.  With Neil’s leadership skills and background, Acuity Brands in uniquely positioned to exploit these opportunities.”
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2019 net sales of $3.7 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, A-Light™, American Electric Lighting®, Antique Street Lamps™, Atrius®, Cyclone™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Eureka®, Gotham®, Healthcare Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Luminaire LED™, Luminis®, Mark Architectural Lighting™, nLight®, Peerless®, RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “will,” “may,” “should”, “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding expectations of enhanced shareholder value, future opportunities for Acuity Brands and Mr. Ashe’s leadership as the Company’s new CEO.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company.  Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2019.  The discussion of those risks is specifically incorporated herein by reference.  Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.  Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.
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Press Release Exhibit 99.1

Contact:
Pete Shannin, 770-860-2873
pete.shannin@acuitybrands.com